UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NuStar GP Holdings LLC

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THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF

FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.

NOTICE OF 2008 ANNUAL MEETING OF UNITHOLDERS

The Board of Directors has determined that the 2008 Annual Meeting of Unitholders of NuStar GP Holdings, LLC will be held on Thursday, April 24, 2008 at 1:00 p.m., Central Time, at the Westin La Cantera Resort located at 16641 La Cantera Parkway, San Antonio, TX 78256, for the following purposes:

(1)	Elect two Class II directors to serve until the 2011 Annual Meeting or until their respective successors are elected and have been qualified;

(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008; and

(3)	Transact any other business properly brought before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Unitholders to be Held April 24, 2008.

The following materials, also included with this Notice, are available for view on the Internet:

•	Proxy Statement for the 2008 Annual Meeting of Unitholders and

•	Annual Report on Form 10-K for the year ended December 31, 2007.

To view the Proxy Statement and Annual Report on Form 10-K, please visit https://www.sendd.com/EZProxy/?project_id=27.

By order of the board of directors,

Bradley C. Barron
Senior Vice President, General Counsel and Secretary

NuStar GP Holdings, LLC
2330 North Loop 1604 West San Antonio, Texas 78248

March 20, 2008

NUSTAR GP HOLDINGS, LLC

PROXY STATEMENT

2008 ANNUAL MEETING OF UNITHOLDERS

April 24, 2008

GENERAL INFORMATION

Unless otherwise indicated, the terms “NuStar,” “we,” “our” and “us” are used in this proxy statement to refer to NuStar GP Holdings, LLC, to one or more of our consolidated subsidiaries or to all of them taken as a whole. The term “Board” means our board of directors.

This proxy statement is being mailed to holders of our common units, beginning on or about March 20, 2008, in connection with the solicitation of proxies by the Board to be voted at the 2008 Annual Meeting of Unitholders on April 24, 2008 (the 2008 Annual Meeting). The accompanying notice describes the time, place and purposes of the 2008 Annual Meeting.

Holders of record of NuStar’s common units at the close of business on March 5, 2008 are entitled to vote on the matters presented at the 2008 Annual Meeting. On the record date, 42,500,990 Common Units were issued and outstanding and entitled to one vote per unit.

Action may be taken at the 2008 Annual Meeting on April 24, 2008 or on any date or dates to which the meeting may be adjourned. Holders of common units representing a majority of the voting power, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, units will be voted as indicated on the proxy card. A unitholder may revoke a proxy at any time before it is voted by submitting a written revocation to NuStar, returning a subsequently dated proxy to NuStar or by voting in person at the 2008 Annual Meeting.

Brokers holding units must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these units in their discretion. However, the New York Stock Exchange (NYSE) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding units is required for approval of a particular proposal and has no effect when a majority of the voting power of the units present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Pursuant to NYSE rules, brokers will have discretion to vote on the items scheduled to be presented at the Annual Meeting.

NuStar pays for the cost of soliciting proxies and the 2008 Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of NuStar, none of whom will be specially compensated for such activities. NuStar also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities.

INFORMATION REGARDING THE BOARD OF DIRECTORS

NuStar’s business is managed under the direction of its board of directors. Our Board conducts its business through meetings of its members and its committees. In 2007, our Board held five meetings and the standing committees held thirteen meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he was a member. All Board members are expected to attend the 2008 Annual Meeting.

NuStar’s Second Amended and Restated Limited Liability Company Agreement requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term.

INDEPENDENT DIRECTORS

The Board has one member of management, Curtis V. Anastasio, President and Chief Executive Officer (CEO), and four non-management directors.

Curtis V. Anastasio has served as President and CEO of NuStar since March 2006, and has been a director of NuStar since January 2007. He has served as a director and the President of NuStar GP, LLC since December 1999. He has also been the CEO of NuStar GP, LLC since June 2000. As a member of management, Mr. Anastasio is not an independent director under the NYSE’s listing standards.

William E. Greehey, Chairman of the Board, retired as CEO of Valero Energy Corporation at the end of 2005. He remained Chairman of Valero Energy Corporation’s board of directors until January 2007. Valero Energy Corporation is a customer of NuStar Energy L.P., accounting for approximately 18% of total revenues for the year ended December 31, 2007. Mr. Greehey also has served as the Chairman of the NuStar GP, LLC board of directors since January 2002. Mr. Greehey currently owns approximately 14% of our outstanding units.

The Board determined that three of four of its non-management directors who served at any time during 2007 met the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. Those independent directors were: William B. Burnett, James F. Clingman, Jr. and Stan L. McLelland.

The Board’s Audit, Compensation and Nominating/Governance Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC).

Independence Determinations

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with NuStar. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that, other than being a director and/or unitholder of NuStar, each of the independent directors named above has either no relationship with NuStar, either directly or as a partner, unitholder or officer of an organization that has a relationship with NuStar, or has only immaterial relationships with NuStar, and is therefore independent under the NYSE’s listing standards.

As provided for under the NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. These standards are published in Article I of NuStar’s Corporate Governance Guidelines and are available on our website at www.nustargp.com (under the “Corporate Governance” tab in the “Investor Relations” section). Under the NYSE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.

A relationship falls within the guidelines adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•

consists of charitable contributions by NuStar to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•

consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar and made on terms applicable to employees and directors; or is in amounts that do not exceed $250,000 per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD

The Board has standing Audit, Compensation and Nominating/Governance Committees. Each committee has a written charter. These charters are published on our website at www.nustargp.com (under the “Corporate Governance” tab in the “Investor Relations” section). The committees of the Board and the number of meetings held by each committee in 2007 are described below.

AUDIT COMMITTEE

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors our efforts to comply with environmental laws and regulations and the Foreign Corrupt Practices Act. Members of the Audit Committee during 2007 were William B. Burnett (Chairman), James F. Clingman, Jr. and Stan L. McLelland. The Audit Committee met eight times in 2007. The “Report of the Audit Committee for Fiscal Year 2007” appears below within the disclosures related to Proposal 2.

The Board has determined that a member of the Audit Committee, namely Mr. Burnett, is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Burnett’s relevant experience, see “Information Concerning Nominees and Other Directors” below.

COMPENSATION COMMITTEE

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers our equity compensation plans. The Compensation Committee has, for administrative convenience, delegated authority to the Company’s CEO to make non-material amendments to the Company’s plans. See “Report of the Compensation Committee of the Board on Executive Compensation” below.

Members of the Compensation Committee during 2007 were Stan L. McLelland (Chairman), William B. Burnett and James F. Clingman, Jr. The Compensation Committee met three times in 2007.

The “Compensation Committee Report” for fiscal year 2007 appears below within the disclosures related to Executive Compensation.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks. None of the members of the Compensation Committee listed above has ever served as an officer or employee of NuStar or had any relationship requiring disclosure by NuStar under any paragraph of Item 404 of SEC’s Regulation S-K. Except for compensation arrangements disclosed in this proxy statement, NuStar has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any Compensation Committee member, nor is NuStar aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar.

NOMINATING/GOVERNANCE COMMITTEE

The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends and monitors corporate governance guidelines, policies and procedures, including our codes of business conduct and ethics. Members of the Nominating/Governance Committee during 2007 were James F. Clingman, Jr. (Chairman), William B. Burnett and Stan L. McLelland. The Nominating/Governance Committee met two times in 2007.

In addition to recommending Curtis V. Anastasio and William B. Burnett as the director nominees for election as Class II directors at the 2008 Annual Meeting, the committee considered and recommended the appointment of a presiding director to preside at meetings of the independent directors without management, and recommended assignments for the committees of the Board. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the 2008 Annual Meeting, the appointment of a presiding director, and assignments for the committees of the Board.

Selection of Director Nominees

The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources including members of the Board, NuStar’s officers, individuals personally known to the members of the Board and third-party research. In addition, the committee will consider candidates submitted by unitholders. Any submissions by a unitholder must be in writing and include the candidate’s name, qualifications for Board membership, and sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Submissions must be directed to NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement. The level of consideration that the committee will give to a unitholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating unitholder makes available to the committee. The committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual unitholders meeting, our bylaws require unitholders to follow certain procedures, including providing timely notice, as described under “Notice Required for Unitholder Nominations and Proposals” below.

Evaluation of Director Candidates

The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.

The Nominating/Governance Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval.

PRESIDING DIRECTOR/MEETINGS OF NON-MANAGEMENT DIRECTORS

Pursuant to the recommendation of the Nominating/Governance Committee, the Board designated Stan L. McLelland to serve as the Presiding Director for meetings of the non-management Board members outside the presence of management. The non-management Board members regularly meet outside the presence of management.

UNITHOLDER COMMUNICATIONS

Unitholders and other interested parties may communicate with the Board, its non-management directors or the Presiding Director by sending a written communication in an envelope addressed to “Board of Directors,” “Non-Management Directors,” or “Presiding Director” in care of NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated below under the caption “Notice Required for Unitholder Nominations and Proposals.”

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. This code charges these senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC and compliance with applicable laws, rules and regulations.

GOVERNANCE DOCUMENTS

We posted our Corporate Governance Guidelines, Code of Business Conduct and Ethics (which applies to our employees and directors), Code of Ethics for Senior Financial Officers, the charters of the committees of the Board, and other governance documents on our website at www.nustargp.com (in the “Investor Relations” section). Our governance documents are available in print to any unitholder. Requests must be in writing and directed to NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Our Board is divided into three classes for purposes of election. Two Class II directors will be elected at the 2008 Annual Meeting to serve a three-year term that will expire at the 2011 Annual Meeting. Nominees for Class II directors are Curtis V. Anastasio and William B. Burnett.

The persons named in the enclosed proxy card intend to vote for the election of each of the nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.

The board of directors recommends that unitholders vote “FOR ALL” nominees.

Directors are elected by a plurality of the votes cast by the holders of the Common Units represented at the 2008 Annual Meeting and entitled to vote. The nominees for Class II directors receiving the greatest number of votes, whether or not these votes represent a majority of the votes of the holders of the common units present and voting at the 2008 Annual Meeting, will be elected as directors. Votes “withheld” from a nominee will not count against the election of the nominee.

If any nominee is unavailable as a candidate at the time of the 2008 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

The following table describes (i) each nominee for election as a director at the 2008 Annual Meeting, and (ii) the other members of the Board whose terms expire in 2009 and 2010. The information provided is based partly on data furnished by the directors and partly on NuStar’s records. There is no family relationship among any of the executive officers, directors or nominees for director of NuStar.

	Position(s) Held with NuStar	Executive Officer or Director Since	Age as of 12/31/07	Director Class (1)
Nominees

Curtis V. Anastasio	President, CEO and Director	2006	51	II

William B. Burnett	Director	2006	58	II

Other Directors

William E. Greehey	Chairman of the Board	2006	71	I

Stan L. McLelland	Director	2006	62	I

James F. Clingman, Jr.	Director	2006	70	III

Footnotes:

(1)	The terms of office of Class I directors will expire at the 2010 Annual Meeting. The terms of office of the Class II directors will expire at the 2011 Annual Meeting and the terms of office of the Class III director will expire at the 2009 Annual Meeting.

Class II Nominees

Mr. Anastasio became President and CEO of NuStar GP Holdings, LLC in March 2006 and a director of NuStar GP Holdings, LLC in January 2007. He became the President and a director of NuStar GP, LLC in December 1999. He also became NuStar GP, LLC’s CEO in June 2000.

Mr. Burnett became a director of NuStar GP Holdings, LLC in August 2006. He is a board member of Lucifer Lighting Company, a San Antonio, Texas-based manufacturer of architectural lighting products, and served as Chief Financial Officer of Lucifer Lighting Company from 2004 through 2007. Mr. Burnett is a C.P.A., and in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service.

Other Directors

Mr. Greehey became Chairman of the Board of NuStar GP Holdings, LLC in March 2006. He has also been the Chairman of the board of directors of NuStar GP, LLC since January 2002. Mr. Greehey served as Chairman of the board of directors of Valero Energy Corporation from 1979 through January 2007. and he was CEO of Valero Energy from 1979 through December 2005. He was also President of Valero Energy from 1998 until January 2003.

Mr. McLelland became a director of NuStar GP Holdings, LLC in July 2006. He has served as a director of NuStar GP, LLC since October 2005. Mr. McLelland has served as a director of two privately held companies, Patton Surgical Corp. and the general partner of Yorktown Technologies, LP since November 2003 and June 2004, respectively. Mr. McLelland was U.S. Ambassador to Jamaica from January 1997 until March 2001. Prior to being named U.S. Ambassador to Jamaica, Mr. McLelland was a senior executive with Valero Energy. He joined Valero Energy in 1981 as Senior Vice President and General Counsel, and he served as Executive Vice President and General Counsel from 1990 until 1997.

Mr. Clingman became a director of NuStar GP Holdings, LLC in December 2006. From 1984 through 2003, Mr. Clingman served as the President and Chief Operating Officer of HEB Grocery Company. He has also served on the board of HEB since 1984. Since 2003, Mr. Clingman has served on the board of directors of CarMax, a publicly held NYSE-listed company. Since 2005, he has also served as Chairman of the board of directors of three privately held food manufacturing companies owned by Silver Ventures.

For detailed information regarding the nominees’ holdings of NuStar common units, compensation and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of NuStar Securities,” “Executive Compensation” and “Transactions with Management and Others.”

BENEFICIAL OWNERSHIP OF NUSTAR SECURITIES

The following table sets forth information with respect to each entity known to us to be the beneficial owner of more than 5% of our common units as of December 31, 2007, except as otherwise indicated, and is based solely upon statements on Schedules 13D or 13G filed by such entities with the SEC.

Title of Security	Name and Address of Beneficial Owner	Units Beneficially Owned	Percent of Class *
Common Units	Deutsche Bank AG
	Theodor-Heuss-Allee 70
	60468 Frankfurt am Main
	Federal Republic of Germany (1)	3,317,573	7.80%

Common Units	Neuberger Berman Inc.
	605 Third Avenue
	New York, NY 10158 (2)	4,692,370	11.04%

Common Units	The Northwestern Mutual Life Insurance Company
	720 East Wisconsin Avenue
	Milwaukee, WI 53202-4797 (3)	2,213,300	5.20%

Common Units	William E. Greehey
	2330 North Loop 1604 West
	San Antonio, TX 78248 (4)	6,111,243	14.38%

*	The reported percentages are based on 42,508,375 common units outstanding on December 31, 2007.
(1)	Deutsche Bank AG has filed a Schedule 13G with the SEC, reporting that it or certain of its affiliates beneficially owned in the aggregate 3,317,573 units.
(2)	Neuberger Berman Inc. has filed a Schedule 13G with the SEC, reporting that it or certain of its affiliates beneficially owned in the aggregate 4,692,370 units.
(3)	The Northwestern Mutual Life Insurance Company has filed a Schedule 13G with the SEC, reporting that it or certain of its affiliates beneficially owned in the aggregate 2,213,300 units.
(4)	Mr. Greehey is Chairman of our Board. On January 14, 2008, Mr. Greehey filed a Schedule 13D/A reporting his beneficial ownership of an aggregate 6,116,943 units, which includes 1,909 restricted units. Of these restricted units, 641 units vest annually in equal increments over a three-year period, which began August 22, 2007, and 1,268 units vest annually over a three-year period beginning November 16, 2008. The restricted units may not be voted until they vest.

The number of units beneficially owned by Mr. Greehey has been modified in the table above to reflect gifts of units that Mr. Greehey made in 2007. A gift of 5,400 units in April 2007 was reported on a Form 5 on March 12, 2008. This gift decreased Mr. Greehey ownership percentage from 14.39% to 14.38%. A gift of 300 units in August 2007 was voluntarily reported on a Form 4 on September 5, 2007 but, since that filing, was inadvertently omitted from the calculation of Mr. Greehey’s unit ownership. This gift had no effect on Mr. Greehey’s percentage ownership.

Directors, Nominees, Executive Officers. Except as otherwise indicated, the following table sets forth information as of December 31, 2007 regarding NuStar common units and NuStar Energy L.P. common units beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer and all current directors and executive officers of NuStar as a group. The persons listed below have furnished this information to NuStar and accordingly this information cannot be independently verified by NuStar.

Unless otherwise indicated in the notes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown:

Name of Beneficial Owner (a)	Units Beneficially Owned (b)(c)		Units under Exercisable Options	Percentage of Outstanding Units (c)	NuStar Energy L.P. Units Beneficially Owned(e)	NuStar Energy L.P. Units under Exercisable Options(f)	Percentage of Outstanding Units (e)
William E. Greehey	6,111,243	(g)	0	14.38%	395,641	0	*
Curtis V. Anastasio	44,615		0	*	44,053	46,795	*
William B. Burnett	3,230		0	*	0	0	*
James F. Clingman, Jr.	42,710		0	*	0	0	*
Stan McLelland	12,230		0	*	3,443	0	*
Steven A. Blank	37,000		0	*	23,551	21,666	*
Bradley C. Barron	3,800		0	*	4,959	2,565	*
Thomas R. Shoaf	2,000		0	*	2,996	1,530	*
All directors and executive officers as a group (8 persons)	6,256,828		0	14.72%	474,643	72,556	1.11%

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.
(a)	The business address for all beneficial owners listed above is 2330 North Loop 1604 West, San Antonio, Texas 78248.
(b)	As of December 31, 2007, 42,508,375 NuStar GP Holdings units were issued and outstanding. No executive officer or director owns any class of equity securities of NuStar GP Holdings other than common units. The calculation for Percentage of Outstanding Units includes units listed under the captions “NuStar GP Holdings Units Beneficially Owned” and “Units under Exercisable Options.”
(c)	Includes restricted common units issued under NuStar’s long-term incentive plans. Restricted common units granted under NuStar’s long-term incentive plans may not be disposed of until vested.
(d)	Consisting of NuStar Common Units that may be acquired within 60 days of December 31, 2007 through exercise of options to purchase NuStar Common Units.
(e)	As of December 31, 2007, 49,409,749 NuStar Energy L.P. Common Units were issued and outstanding. No executive officer or director owns any class of equity securities of NuStar Energy L.P. other than common units. The calculation for Percentage of Outstanding common units includes common units listed under the captions “Units Beneficially Owned” and “Units under Exercisable Options.”
(f)	Consisting of Common Units that may be acquired within 60 days of December 31, 2007 through the exercise of Common Unit options to purchase NuStar Energy L.P. Common Units.
(g)	On January 14, 2008, Mr. Greehey filed a Schedule 13D/A reporting his beneficial ownership of an aggregate 6,116,943 units, which includes 1,909 restricted units. Of these restricted units, 641 units vest annually in equal increments over a three-year period, which began August 22, 2007, and 1,268 units vest annually over a three-year period beginning November 16, 2008. The restricted units may not be voted until they vest.

The number of NuStar GP Holdings units beneficially owned by Mr. Greehey has been modified in the table above to reflect gifts of NuStar units that Mr. Greehey made in 2007. A gift of 5,400 units in April 2007 was reported on a Form 5 on March 12, 2008. This gift decreased Mr. Greehey ownership percentage from 14.39% to 14.38%. A gift of 300 units in August 2007 was voluntarily reported on a Form 4 on September 5, 2007 but, since that filing, was inadvertently omitted from the calculation of Mr. Greehey’s NuStar GP Holdings unit ownership. This gift had no effect on Mr. Greehey’s percentage ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater than 10% unitholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that during the year ended December 31, 2007, all Section 16(a) reports applicable to our executive officers, directors and greater than 10% unitholders were filed on a timely basis, except for a Form 5 for William E. Greehey, Chairman of the Board, involving a gift of 5,400 units on April 20, 2007 (the translation was reported on a Form 5 filed March 12, 2008).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Stan L. McLelland, Chairman

William B. Burnett

James F. Clingman, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Our officers are also officers of NuStar GP, LLC, our wholly owned subsidiary and the general partner of Riverwalk Logistics, L.P., the general partner of NuStar Energy L.P. Our only cash generating assets are our indirect ownership interests in NuStar Energy L.P., a publicly traded Delaware limited partnership (NYSE: NS).

We do not pay our officers. Instead, under an administration agreement between us and NuStar GP, LLC, dated as of July 19, 2006 (the Administration Agreement), we receive administrative services, which include executive management, accounting, legal, cash management, corporate finance and other administrative services, from NuStar GP, LLC for an administrative services fee (the Services Fee).

The total Services Fee for 2007 was $520,000.

EXECUTIVE COMPENSATION

As described above in “Compensation Discussion and Analysis,” we do not pay our officers, and we receive all administrative services from our wholly owned subsidiary, NuStar GP, LLC, under the above-referenced Administration Agreement for an annual fee of, presently, $520,000. NuStar Energy L.P. disclosed the compensation of certain NuStar GP, LLC officers for their services for NuStar Energy L.P. in NuStar Energy L.P.’s annual report on Form 10-K for the year ended December 31, 2007.

In addition, we have no employment, severance or other agreements with any of our officers. Pension and benefit plans are maintained by our wholly owned subsidiary, NuStar GP, LLC. However, since costs incurred by us related to our pension and other retirement benefit plan are reimbursed by NuStar Energy L.P., funding for these plans will primarily be provided by NuStar Energy L.P. As a result, we have omitted the following tables from our disclosure:

•	Pension Benefits

•	Nonqualified Deferred Compensation

•	Payments Under Change of Control Severance Agreements

In 2007, at a joint meeting of the Compensation Committee of the Board of Directors of NuStar GP, LLC and our Compensation Committee, our Compensation Committee approved a one-time option grant to certain officers of NuStar GP, LLC, including those who are also our officers. Our Compensation Committee granted those options to encourage the officers to continue to devote their best efforts to advancing the business of NuStar GP Holdings and NuStar Energy L.P.

Due to the fact that the 2007 expense for the option grants was paid by NuStar Energy L.P. (as reflected in the disclosures by NuStar Energy L.P.’s Annual Report on Form 10-K), we have omitted the following tables from our disclosure:

•	Summary Compensation Table

•	Grants of Plan-Based Awards

•	Outstanding Equity Awards

•	Option Exercises and Stock Vested

The table listed below, which appears below, provides information required by the SEC regarding the compensation we paid for the year ended December 31, 2007 to our directors. The footnotes to the table provide important information to explain the values presented in the tables, and are an important part of our disclosures relating to our director compensation for the year ended December 31, 2007.

•	Director Compensation

COMPENSATION OF DIRECTORS

The following table provides a summary of compensation paid to members of our board of directors during the year ended December 31, 2007.

DIRECTOR COMPENSATION

FOR THE YEAR ENDED DECEMBER 31, 2007

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)	Total ($)
Curtis V. Anastasio	(2)	(2)	—	(2)	—	(2)	(2)
William B. Burnett	59,635	8,293	—	0	—	0	67,928
James F. Clingman, Jr.	54,275	6,162	—	0	—	0	60,437
William E. Greehey	71,195	8,293	—	0	—	0	79,488
Stan L. McLelland	56,573	8,293	—	0	—	0	64,866

Footnotes appear on the following page.

Footnotes to “Director Compensation” table:

(1)	In addition to the fees paid according to the non-employee director compensation described below, the amounts disclosed in this column include reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.
(2)	Mr. Anastasio is not compensated for his service as a director of NuStar.
(3)	Represents dollar amounts recognized by NuStar for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R, which requires companies to expense the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards.

No unit options have been granted to NuStar directors.

As of December 31, 2007, each director holds the following aggregate number of restricted unit and option awards:

Name	Aggregate # of Restricted Units	Aggregate # of Unit Options
William E. Greehey	1,909	—
Curtis V. Anastasio	—	56,300
William B. Burnett	1,909	—
James F. Clingman, Jr.	1,546	—
Stan L. McLelland	1,909	—

(4)	Pension and benefit plans are maintained by our wholly owned subsidiary, NuStar GP, LLC. However, since costs incurred by us related to our pension and other retirement benefit plan are reimbursed by NuStar Energy L.P., funding for these plans will primarily be provided by NuStar Energy L.P.
(5)	Mr. Anastasio is not compensated for his service as a director of NuStar.

During 2007, non-employee directors received a retainer fee of $35,000 per year, plus $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended telephonically. Directors who serve as chairperson of the Audit Committee receive an additional $10,000 annually, and directors who serve as chairperson of either the Compensation or the Nominating/Governance Committee receive an additional $5,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of NuStar GP, LLC receive no compensation (other than reimbursement of expenses) for serving as directors. The Chairman of the Board receives an additional retainer fee of $30,000 per year. The Chairman of the Board receives no fees for attending committee meetings.

NuStar supplements the compensation paid to non-employee directors with an annual grant of restricted units valued at $40,000 which vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors’ identification with the interests of NuStar’s unitholders through ownership of NuStar’s units. Upon a non-employee director’s initial election to the Board, the director will receive a grant of restricted units equal to the pro-rated amount of the annual grant of restricted units from the time of his election through the next annual grant of restricted units.

In the event of a “Change of Control” as defined in the 2006 Long-Term Incentive Plan, all unvested restricted units and unit options previously granted immediately become vested or exercisable. Each plan also contains anti-dilution provisions providing for an adjustment in the number of restricted units or unit options, respectively, which have been granted to prevent dilution of benefits in the event any change in our capital structure that affects our common units.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information for NuStar’s equity compensation plan as of December 31, 2007.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Approved by unitholders:	332,363	$31.46	1,667,637
Not approved by unitholders:	0	n/a	0

For additional information on this plan, see Note 11 of the Notes to the Consolidated Financial Statements of NuStar for the fiscal year ended December 31, 2007, which is included in NuStar’s annual report on Form 10-K filed with the SEC on February 29, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

In January 2007, our Board adopted a written related person transaction policy that codifies our prior practice. The policy requires that any transaction between NuStar and: (i) any vice president, Section 16 officer or director, (ii) any 5% or greater unitholder of NuStar Energy L.P. or NuStar GP Holdings, LLC, (iii) any immediate family member of any officer or director or (iv) any entity controlled by any of (i), (ii) or (iii) (or in which any of (i), (ii) or (iii) owns more than 5%) must be approved by the disinterested members of the Board. In addition, the policy requires that the officers and directors have an affirmative obligation to inform our Corporate Secretary of his or her immediate family members, as well as any entities he or she controls or owns more than 5%.

Relationship with NuStar Energy L.P.

Due to our ownership of NuStar GP, LLC and Riverwalk Holdings, LLC, as of December 31, 2007 we indirectly owned:

•	the 2% general partner interest in NuStar Energy L.P., through our indirect 100% ownership interest in Riverwalk Logistics, L.P.;

•	100% of NuStar Energy L.P.’s incentive distribution rights, which entitles us to receive a percentage of the cash NuStar Energy L.P. distributes, currently at the maximum percentage of 23%; and

•	10,215,035 NuStar Energy L.P. units representing a 20.3% limited partner interest in NuStar Energy L.P.

Our officers are also officers of NuStar GP, LLC. Our Chairman, William E. Greehey, is also the Chairman of the board of directors of NuStar GP, LLC. Our Board appoints NuStar GP, LLC’s directors and is responsible for overseeing our role as the owner of the general partner of NuStar Energy L.P.

Stan L. McLelland has been a member of the Board since July 2006. Mr. McLelland has also been a member of the NuStar GP, LLC board of directors since October 2005. Mr. McLelland stepped down from the Audit and Compensation Committees of NuStar GP, LLC when he joined our Board.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The Audit Committee of the board of directors determined on February 28, 2008 to engage KPMG LLP (KPMG) to serve as NuStar’s independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG also served as NuStar’s independent registered public accounting firm for the fiscal year ended December 31, 2007 and since NuStar became a publicly traded company in July 2006.

The Board requests unitholder approval of the following resolution adopted by the Audit Committee and the board of directors.

RESOLVED, that the appointment of the firm of KPMG LLP as the independent registered public accounting firm for NuStar GP Holdings, LLC for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar GP Holdings, LLC and its subsidiaries for the fiscal year ending December 31, 2008 is hereby approved and ratified.

The Board recommends that the unitholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as NuStar GP Holdings, LLC’s independent registered public accounting firm for 2008.

The affirmative vote of a majority of the voting power of the units present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2008 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of KPMG are expected to be present at the 2008 Annual Meeting to respond to appropriate questions raised at the 2008 Annual Meeting or submitted to them in writing prior to the 2008 Annual Meeting. The representatives may also make a statement if they desire to do so.

KPMG LLP FEES FOR FISCAL YEAR 2007

Audit Fees. The aggregate fees for the fiscal year 2007 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2007 included in NuStar’s Form 10-K, review of NuStar’s interim financial statements included in NuStar’s 2007 Forms 10-Q, the audit of the effectiveness of NuStar Energy’s internal control over financial reporting as of December 31, 2007 and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with and review of documents filed with the SEC) were $98,000.

Audit-Related Fees. The aggregate fees for the fiscal year 2007 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of NuStar’s financial statements and not reported under the preceding caption were $0.

Tax Fees. The aggregate fees for the fiscal year 2007 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $0.

All Other Fees. The aggregate fees for the fiscal year 2007 for services provided by KPMG, other than the services reported under the preceding captions, were $0.

KPMG LLP FEES FOR FISCAL YEAR 2006

Audit Fees. The aggregate fees for the fiscal year 2006 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2006 included in NuStar’s Form 10-K, review of NuStar’s interim financial statements included in NuStar’s 2006 Forms 10-Q, the audit of the effectiveness of NuStar Energy’s internal control over financial reporting as of December 31, 2006 and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with and review of documents filed with the SEC) were $122,738. These fees did not include fees paid by Valero Energy Corporation in connection with NuStar’s initial public offering or secondary offering.

Audit-Related Fees. The aggregate fees for the fiscal year 2006 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of NuStar’s financial statements and not reported under the preceding caption were $0.

Tax Fees. The aggregate fees for the fiscal year 2006 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $0.

All Other Fees. The aggregate fees for the fiscal year 2006 for services provided by KPMG, other than the services reported under the preceding captions, were $0.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a pre-approval policy to address the approval of services rendered to NuStar by its independent auditors. The text of that policy appears in Exhibit 99.01 to NuStar’s report on Form 10-K for the fiscal year ended December 31, 2007.

None of the services (described above) for 2007 provided by KPMG were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2007 *

Management is responsible for NuStar’s internal controls and the financial reporting process. KPMG LLP, NuStar’s independent registered public accounting firm for the fiscal year ended December 31, 2007, is responsible for performing an independent audit of NuStar’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue their reports thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the board of directors.

The Audit Committee has reviewed and discussed NuStar’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee has received written confirmation from KPMG of its independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of NuStar be included in NuStar’s Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Audit Committee:*
William B. Burnett (Chairman)
James F. Clingman, Jr.
Stan L. McLelland

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the 2008 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2008 Annual Meeting.

ADDITIONAL INFORMATION—ADVANCE NOTICE REQUIRED FOR UNITHOLDER NOMINATIONS AND PROPOSALS

Under our limited liability company agreement, unitholders intending to bring any business before an annual meeting of unitholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of NuStar at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the limited liability company agreement. A copy of the limited liability company agreement may be obtained by writing to the Corporate Secretary of NuStar at the address shown on the cover page.

Recommendations by unitholders for directors to be nominated at the 2009 Annual Meeting of unitholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at the principal executive office of NuStar at the address shown on the cover page not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

The limited liability company agreement does not affect any unitholder’s right to request inclusion of proposals in NuStar’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 specifies what constitutes timely submission for a unitholder proposal to be included in NuStar’s proxy statement. If a unitholder wishes to bring business before the meeting that is not the subject of a proposal timely submitted for inclusion in the proxy statement, the unitholder must follow procedures outlined in our limited liability company agreement. A copy of these procedures is available upon request from NuStar’s Corporate Secretary at the address shown on the cover page. One of the procedural requirements in our limited liability company agreement is timely notice in writing of the business the unitholder proposes to bring before the meeting. Notice must be received at our principal executive offices at the address shown on the cover page not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. These limited liability company agreement procedures govern proper submission of business to be put before a unitholder vote, but do not preclude discussion by any unitholder of any business properly brought before the annual meeting. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2009 Annual Meeting of unitholders, unitholder proposals must be received by NuStar’s Corporate Secretary at our principal offices in San Antonio, Texas by November 20, 2008. Unitholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to NuStar.

MISCELLANEOUS

Financial Statements/Annual Report

Consolidated financial statements and related information for NuStar, including audited financial statements for the fiscal year ended December 31, 2007, are contained in NuStar’s Annual Report on Form 10-K, which is being distributed to unitholders with this proxy statement.

NuStar’s Annual Report to Unitholders for the fiscal year ended December 31, 2007 has simultaneously been mailed to unitholders entitled to vote at the 2008 Annual Meeting. The Annual Report is not, and should not be treated as, a part of the proxy materials.

Householding

The SEC’s rules allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more unitholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for unitholders, and cost savings for companies, by reducing the number of duplicate documents that unitholders receive. If your units are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your units are held in a brokerage account or NuStar if you hold registered units. You can notify the NuStar by sending a written request to NuStar’s Corporate Secretary at the address indicated on the cover page of this proxy statement, or calling the Corporate Secretary at (210) 918-2000.

Transfer Agent

Computershare Investor Services, Chicago, Illinois, serves as our transfer agent, registrar and distribution paying agent with respect to our common unit. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:

Computershare Investor Services, LLC

250 Royall Street, Mail Stop 1A

Canton, MA 02021

United States of America

(877) 239-9457

By order of the board of directors,

Bradley C. Barron
Senior Vice President, General Counsel and Corporate Secretary

NuStar GP Holdings, LLC
2330 North Loop 1604 West San Antonio, Texas 78248

March 20, 2008

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the

two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•      Call toll free 1-800-652-VOTE (8683) within the United States,

Canada & Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•      Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class II Directors:	For	Withhold		For	Withhold			+
	01 - Curtis V. Anastasio to serve until 2011	☐	☐	02 - William B. Burnett to serve until 2011	☐	☐

					For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as NuStar’s independent registered public accounting firm for 2008.				☐	☐	☐

.

B Non-Voting Items Change of Address — Please print new address below.								Meeting Attendance
								Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. All joint holders must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NuStar GP Holdings, LLC

NOTICE OF 2008 ANNUAL MEETING OF UNITHOLDERS

The Board of Directors has determined that the 2008 Annual Meeting of Unitholders of NuStar GP Holdings, LLC will be held on Thursday, April 24, 2008 at 1:00 p.m., Central Time, at Westin La Cantera Resort, 16641 La Cantera Parkway, San Antonio TX 78256.

By signing on the reverse side, I (we) hereby appoint each of Curtis V. Anastasio and Bradley C. Barron (the “Proxies”) as proxy holders, with full power of substitution, to represent and to vote all stock of NuStar GP Holdings, LLC that the undersigned could vote at the Company’s Annual Meeting of Unitholders to be held at the Westin La Cantera Resort, 16641 La Cantera Parkway, San Antonio TX 78256, on Thursday, April 24, 2008 at 1:00 p.m., including any adjournment thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

Units represented by this proxy will be voted as directed by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)